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                                                                       EXHIBIT B

                            STOCKHOLDERS' AGREEMENT

                                     Among

                          Trico Marine Services, Inc.

                                      and

                        The Purchasers specified herein

                                  May 6, 1999
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                            STOCKHOLDERS' AGREEMENT

  This Stockholders' Agreement (this "Agreement") is entered into this 6th day of May 1999, is by and among Trico Marine Services, Inc., a Delaware corporation ("Trico"), and the Persons specified under the caption "Purchasers" on the signature page hereof (each, a "Purchaser," and together, the "Purchasers").

                              W I T N E S S E T H

  WHEREAS, pursuant to that certain Purchase Agreement (the "Purchase Agreement") dated April 16, 1999 entered into by and among, inter alia, Inverness/Phoenix Partners LP and Executive Capital Partners I LP (together, the "Initial Purchasers") and Trico, the Purchasers acquired certain Trico Securities; and

  WHEREAS, the parties hereto desire to set forth certain additional agreements among them relating to the acquisition and ownership of Trico Securities by the Purchaser Group; and

  WHEREAS, the parties hereto desire to set forth certain additional agreements among them relating to the Registrable Securities owned by the Purchaser Group.

  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                 Defined Terms

   Section 1.1 Defined Terms. The following capitalized terms when used in this Agreement shall have the following meanings:

  "Affiliate" or "Associate" shall have the respective meanings assigned thereto in Rule 405 as presently promulgated under the Securities Act.

  "beneficial ownership" and "group" shall have the respective meanings assigned thereto in Rules 13d-3 and 13d-5 as presently promulgated under the Exchange Act.

  "Board" means the Board of Directors of Trico.

  "Common Stock" means the common stock, par value $.01 per share, of Trico.

  "Demand Registration" means a demand registration as defined in Section 5.1(a) hereof.

  "Director" means any member of the Board.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Holders" means the holders of the Registrable Securities in accordance with the terms of this Agreement.

  "Participating Purchasers" means, with respect to any Registration Statement, the members of the Purchaser Group that include, or have agreed to include, as the context requires, shares for registration pursuant to such Registration Statement.

  "Partner" means, with respect to any Purchaser, any limited partner or general partner of such Purchaser or any of such Purchaser's Affiliates, whether or not such limited partner or general partner is an Affiliate of such Purchaser.

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

  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

  "Piggyback Registration" means a piggyback registration as defined in
Section 5.3 hereof.

  "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

  "Purchaser Group" shall mean the members of the group comprised by Purchasers, their Affiliates and their Partners.

  "Purchaser Representative" shall mean Inverness/Phoenix Capital LLC, or such other Affiliate of the Initial Purchasers as it, in its sole discretion, may designate.

  "Registrable Securities" means (a) all Trico Securities issued to the Purchasers pursuant to the Purchase Agreement and (b) any other securities issued after the date hereof with respect to such Trico Securities by means of exchange, reclassification, dividend, distribution, split up, combination, subdivision, recapitalization, merger, spin-off, reorganization or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities for the purposes of this Agreement if and when: (1) a Registration Statement with respect to the sale of such securities shall have been declared effective by the SEC and such securities shall have been sold pursuant thereto; (2) such securities shall have been sold in compliance with of all applicable resale provisions of Rule 144 under the Securities Act; (3) as expressed in an opinion of counsel delivered to and satisfactory to Trico and the transfer agent for the Common Stock, such securities no longer constitute "restricted securities" within the meaning of Rule 144 or any successor provision under the Securities Act and the transfer of such securities does not require registration under the Securities Act; or (4) such securities cease to be issued and outstanding for any reason.

  "Registration Statement" means any registration statement filed by Trico or its successor that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus included therein, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

  "SEC" means the Securities and Exchange Commission, or any successor agency thereto.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shelf Registration" means the shelf registration as defined in Section 5.2 hereof.

  "Suspension Period" means a period of time (a) commencing on the date on which Trico provides notice that the Registration Statement for the Shelf Registration is no longer effective, the Prospectus included therein no longer complies with the requirements prescribed by Section 10(a) of the Securities Act or the occurrence of any event requiring the preparation of a supplement or amendment to the Prospectus included so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) ending on the date when each Purchaser either receives copies of the supplemented or amended Prospectus contemplated by subparagraph
(a) above or otherwise is advised in writing by the Company that the use of the Prospectus may be resumed.

  "Termination Date" means May 6, 2009.

  "Trico Securities" means, collectively, the Common Stock and any class or series of Trico's preferred stock, and any other securities, warrants or options or rights of any nature (whether or not issued by Trico) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of Common Stock, or any class or series of Trico preferred stock that is entitled to vote generally for the election of directors or otherwise.

  "Trico Rights Agreement" means the Rights Agreement dated as of February 19, 1998 by and between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent, as amended.

  "Voting Power" means, at, any measurement date, the total number of votes that could have been cast in an election of directors of Trico had a meeting of the stockholders of Trico been duly held based upon a record date as of the measurement date if all Trico Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

  Section 1.2 Other Definitional Provisions. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE 2

                          Board of Directors; Voting

  Section 2.1 Board of Directors.

  (a) From and after the date hereof, the Purchaser Representative shall have the right to designate:

    (1) two (2) Directors, so long as the Purchaser Group owns an aggregate of at least 4,000,000 shares of Common Stock, one of which Directors (the "2001 Director") will initially be a member of the class of Directors whose terms expire at the annual meeting of Trico's stockholders in 2001; provided that, notwithstanding anything contained in this Section 2.1(a)(1), if the Initial Purchasers do not consummate the purchase of the shares of Common Stock constituting the Second Tranche (as defined in the Purchase Agreement), upon the expiration of the term of the 2001 Director, the number of Directors that the Purchaser Representative shall be entitled to designate shall be reduced to one (1) Director and Trico shall be relieved of the obligation in Section 2.2 hereof with respect to the vacancy on the Board created by the expiration of term of the 2001 Director;

    (2) one (1) Director, (A) so long as the Purchaser Group owns an aggregate of less than 4,000,000 shares of Common Stock but more than 500,000 shares of Common Stock and (B) notwithstanding anything contained in this Section 2.1(a)(2), after the expiration of the term of the 2001 Director, if the Initial Purchasers do not consummate the purchase of the shares of Common Stock constituting the Second Tranche; and

    (3) no Directors, if the Purchaser Group ceases to hold, in the aggregate, at least 500,000 shares of Common Stock. At such time as the Purchaser Group ceases to hold, in the aggregate, at least 500,000 shares of Common Stock, the Purchaser Representative shall cause all of their Director designees to immediately resign.

  (b) The Board on the date hereof shall (1) increase the number of Directors by enlarging the size of the Board to eight, and (2) name the Persons designated by the Purchaser Representative to fill the vacancies on the Board that are created hereby.

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  (c) In the event that any vacancy occurs on the Board because of the death, disability, resignation, retirement or removal of any Director designated by the Purchaser Representative, the Purchaser Representative shall designate an individual to fill such vacancy, with such appointee to serve for the remainder of the term of the Director whose death, disability, resignation, retirement or removal caused such vacancy.

  Section 2.2 Trico Actions. Trico hereby agrees to take all necessary or appropriate action to assist in the nomination for election as Directors the person or persons designated by the Purchaser Representative pursuant to the provisions of Section 2.1. Trico shall vote all management proxies in favor of such nominees, except for such proxies that specifically indicate to the contrary. Trico shall unanimously recommend, through its officers and Directors, that its stockholders vote in favor of such nominees, and shall use its reasonable best efforts to solicit from its stockholders proxies voted in favor of such nominees.

                                   ARTICLE 3

                   Acquisition and Sale of Trico Securities

  Section 3.1. Trico Securities. The Purchasers covenant and agree with Trico that except for the Trico Securities acquired pursuant to the Purchase Agreement, the Purchaser Group shall not, without the prior consent of the Board, directly or indirectly, acquire, become the beneficial owner of or obtain any rights in respect of any additional Trico Securities, if the effect of such acquisition, agreement or other action would be to increase the aggregate beneficial ownership of Trico Securities by the Purchaser Group after the completion of the transactions contemplated by the Purchase Agreement. Notwithstanding the foregoing, the Purchaser Group shall not be obligated to dispose of any Trico Securities beneficially owned in violation of such maximum percentage limitation if, and solely to the extent that, the aggregate beneficial ownership of the Purchaser Group is or will be increased solely as the result of a recapitalization of Trico, a repurchase of any Trico Securities by Trico or any of its subsidiaries, or any other action taken by Trico or its Affiliates (other than the Purchaser Group).

  Section 3.2 Distribution of Trico Securities. Each of the Purchasers covenants that it shall not, and that it shall cause all of its Affiliates and Partners not to, directly or indirectly, sell, transfer any beneficial interest in, or beneficial ownership of, pledge, hypothecate or otherwise dispose of any Trico Securities, except:

  (a) in such amounts as would not cause the rights issued pursuant to the Trico Rights Agreement to become exercisable under the Trico Rights Agreement; or

  (b) pursuant to:

    (1) a bona fide pledge of or the granting of a security interest or any other lien or encumbrance in such Trico Securities to a lender that is not a member of the Purchaser Group to secure a bona fide loan for money borrowed made to one or more members of the Purchaser Group, the foreclosure of such pledge or security interest or any other lien or encumbrance that may be placed involuntarily upon any Trico Securities, or the subsequent sale or other disposition of such Trico Securities by such lender or its agent;

    (2) a transfer, assignment, sale or disposition of such Trico Securities to another member of the Purchaser Group;

    (3) a distribution of Trico Securities to any member of the Purchaser Group; provided that any arrangements coordinated or initiated by or on behalf of a member of the Purchaser Group to assist its limited partners in the sale of Trico Securities distributed to them must comply with the provisions of this Section 3.2;

    (4) sales in public offerings registered under the Securities Act pursuant to Article V;

    (5) sales effected in compliance with the provisions of Rule 144 under the Securities Act; and

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    (6) other privately negotiated sales of Trico Securities, except for sales to Persons with their primary operations in the oilfield services industry that acquire 5% or more of the aggregate outstanding Trico Securities.

Notwithstanding anything to the contrary in this Section 3.2, in effecting any sale, transfer of any beneficial interest in or other disposition of Trico Securities pursuant to Sections 3.2(c)(3), (4), (5) and (6), above, the members of the Purchaser Group selling, transferring or disposing such Trico Securities shall use their reasonable best efforts to refrain from selling, transferring or disposing of such number of Trico Securities as would cause the rights issued pursuant to the Trico Rights Agreement to become exercisable under the Trico Rights Agreement.

  Section 3.3. Proxy Solicitations. Each Purchaser covenants that it shall not, and that no other member of the Purchaser Group shall, without the consent of the Board, (a) solicit proxies or assist any other Person in the solicitation of proxies for any proposal that would result in a change of control of Trico; (b) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that would result in a change of control of Trico; (c) present to any third party any proposal that can reasonably be expected to result in a change of control of Trico; (d) initiate, induce or give encouragement to any other Person to initiate any proposal that can reasonably be expected to result in a change of control of Trico; or (e) directly or indirectly encourage, act as a financing source for or otherwise invest in any other Person in connection with any of the foregoing. For purposes of this Section 3.3, a "change of control" shall mean the election to the Board at any one meeting at which Directors are elected of such number of new directors that would constitute a majority of the number of Directors comprising the Board subsequent to such meeting or the acquisition by a Person or group within the meaning if Rule 13d-5 under the Exchange Act of 50% or more of the outstanding Common Stock.

                                   ARTICLE 4

                        Legend And Stop Transfer Order

  Section 4.1 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, the Purchasers hereby consent:

  (a) to the placement, on certificates issued with respect to the shares of Common Stock issued to them pursuant to the Purchase Agreement or otherwise promptly after any Trico Securities become subject to the provisions of this Agreement, of the following legend on all certificates representing ownership of Trico Securities owned of record by any member of the Purchaser Group or by any Person where a member of the Purchaser Group is the beneficial owner thereof, until such shares are sold, transferred or disposed in a manner permitted hereby to a Person who is not then a member of the Purchasers:

  The shares represented by this certificate are subject to the provisions of a Stockholders' Agreement among, inter alia, Trico Marine Services, Inc. and the Purchasers specified therein, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. Copies of the Agreement are on file at the office of the Corporate Secretary of Trico Marine Services, Inc.; and

  (b) to the entry of stop transfer orders with the transfer agent or agents of Trico Securities against the transfer of Trico Securities except in compliance with the requirements of this Agreement, or if Trico acts as its own transfer agent with respect to any Trico Securities, to the refusal by Trico to transfer any such securities except in compliance with the requirements of this Agreement. Trico agrees to remove promptly all legends and stop transfer orders with respect to the transfer of Trico Securities being made to a Person who is not then a member of the Purchaser Group in compliance with the provisions of this Agreement.

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                                   ARTICLE 5

                       Registration Rights and Rule 144

  Section 5.1 Demand Registration.

  (a) At any time after November 6, 1999, the Purchaser Representative may at any time and from time to time make a written request for registration under the Securities Act of not less than 20% of the Registrable Securities owned by the Purchaser Group (a "Demand Registration"); provided that Trico shall not be obligated to effect more than an aggregate of three (3) Demand Registrations pursuant to this Section 5.1(a). Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. Notwithstanding the foregoing, Trico shall have the right, but no more frequently than once in any consecutive twelve-month period, to be excused from its obligation to effect a registration pursuant to this Section 5.1(a) during any period within such twelve-month period starting with a date sixty (60) days prior to Trico's estimated date of filing of, and ending on a date six (6) months following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of Trico; provided that Trico is actively employing in good faith all reasonable best efforts to cause such registration statement to become effective and that Trico's estimate of the date of filing of such registration statement is made in good faith. A registration will not count as a Demand Registration until it has become effective; provided, however, that a Demand Registration that is either withdrawn or not declared effective at the Purchaser Representative's request shall count as a Demand Registration unless Participating Purchasers also bear all of the expenses specified in Section 5.6 hereof (including those otherwise payable by Trico) with respect to such Demand Registration.

  (b) If the Purchaser Representative so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Company shall select the managing underwriters and any additional investment bankers and managers to be used in connection with the offering; provided that such managing underwriters and additional investment bankers must be reasonably satisfactory to the Purchaser Representative.

  Section 5.2 Shelf Registration.

  (a) The Purchaser Representative shall have the continuing right until the Termination Date, but no more frequently than once in any consecutive twelve-month period, to require Trico to prepare and file short-form Registration Statements on Form S-3 with the SEC relating to the resale from time to time of the Registrable Securities by the Purchaser Group in accordance with the plan and method of distribution set forth in the Prospectus forming part of such Registration Statement (a "Shelf Registration"); provided, however, that Trico shall not be required to file a Shelf Registration unless Trico Securities to be registered thereunder have an aggregate value of not less than $3 million.

  (b) Trico agrees to use its reasonable best efforts to keep each Shelf Registration continuously effective until the first to occur of (1) the date that is 90 days after the Registration Statement is declared effective by the SEC and (2) the date on which all of the Registrable Securities covered by the Shelf Registration have been sold pursuant thereto.

  (c) Each Purchaser agrees that it will not, and that no other member of the Purchaser Group will, sell any Registrable Securities pursuant to the Shelf Registration during any Suspension Period. Trico agrees to cause any Suspension Period to end as soon as reasonably practicable.

  Section 5.3 Piggyback Registration. If Trico proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock
(a) for Trico's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) for the account of any of its holders of Common Stock (other than the Purchaser Group), then Trico shall give written notice of such proposed filing to the Purchaser Representative as soon as practicable (but in no event less than 15 days before the anticipated filing date), and such notice shall offer the Purchaser Group the opportunity to register such number of shares of Registrable Securities as the Purchaser Representative may request on the same terms and conditions as Trico's or such holder's Common Stock (a "Piggyback Registration"). Trico shall use its reasonable best efforts to promptly cause all such Registrable Securities to be registered along with the other shares of Common Stock to be registered, if any.

  Section 5.4 Reduction of Offering. Notwithstanding anything contained herein, if the managing underwriter of an offering described in Section 5.3 delivers a written opinion to Trico that the size of the offering that the Purchaser Group, Trico and any other Persons whose securities are included in such offering intend to make is such that the success of the offering would be materially and adversely affected, then the amount of Registrable Securities to be offered for the account of any Person other than the Purchasers shall be reduced to the extent necessary to reduce the total amount of Common Stock to be included in such offering to the amount recommended by such managing underwriter. If such a reduction in the amount of Registrable Securities to be offered for the account of any Person other than the Purchaser Group, including a reduction of such amount to zero, is not sufficient to reduce the total amount of Common Stock to be included in such offering to the amount recommended by such managing underwriter, then, and only then, shall the amount of Registrable Securities to be offered for the account of the Purchaser Group be reduced to the extent necessary to reduce the total amount of Common Stock to be included in such offering to the amount recommended by such managing underwriter. Notwithstanding the above, however, unless the managing underwriter of an offering described in Section 5.3 delivers a written opinion to Trico that the inclusion of shares in such offering by the Purchaser Group would have an effect such that the success of the offering would be materially and adversely affected, in all cases, the Purchaser Group collectively shall have the right to include Registrable Securities in any registration under Section 5.3 in an aggregate amount equal to at least twenty percent (20%) of the shares of Common Stock being sold.

  Section 5.5 Filings; Information. Whenever the Purchaser Representative requests that any Registrable Securities be registered pursuant to Section 5.1 hereof, Trico will use its reasonable best efforts to effect the registration of such Registrable Securities as promptly as is practicable, and in connection with any such request:

  (a) Trico will as expeditiously as possible (1) prepare and file with the SEC a Registration Statement on any form for which Trico then qualifies and which counsel for Trico shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become and remain effective, and (2) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective in order to dispose of the shares registered thereunder in the manner described in the underwriting agreement executed in connection therewith and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; provided, however, that Trico shall have no obligation to maintain the effectiveness of any registration statement filed hereunder or to cause the information therein to remain current (A) for more than 90 days following such Registration Statement's effective date in the case of a best efforts underwritten public offering or (B) for longer than such period as is customary and is required by the underwriter in the case of a firmly underwritten public offering; and further provided that if Trico shall furnish to the Purchaser Representative a certificate signed by a majority of the Board stating that in their good faith judgment it would be detrimental or otherwise disadvantageous to Trico or its stockholders for such a registration statement to be filed as expeditiously as possible, Trico shall have a period of not more than 90 days within which to file such registration statement measured from the date of Trico's receipt of the Purchaser Representative's request for registration in accordance with Section 5.1 hereof.

  (b) Trico will, if requested, prior to filing a Registration Statement or any amendment or supplement thereto, furnish to the Participating Purchaser and each applicable managing underwriter, if any, copies thereof, and thereafter furnish to the Participating Purchasers and each such underwriter, if any, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the Prospectus included in such Registration Statement (including each preliminary Prospectus) as the Participating Purchasers or each such underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

  (c) After the filing of the Registration Statement, Trico will promptly notify the Participating Purchasers of any stop order issued or, to Trico's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  (d) Trico will use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Purchaser Representative reasonably requests; provided that Trico will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection 5.5(d); (2) subject itself to taxation in any such jurisdiction; or (3) consent to general service of process in any such jurisdiction.

  (e) Trico will as promptly as is practicable notify the Participating Purchasers, at any time when a Prospectus is required by law to be delivered in connection with sales by an underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Participating Purchasers and to the underwriters any such supplement or amendment. The Purchasers agree that, upon receipt of any notice from Trico of the occurrence of any event of the kind described in the preceding sentence, the Purchasers will, and the Purchasers shall require any other Participating Purchaser to, forthwith discontinue the offer and sale of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt by the Participating Purchasers and the underwriters of the copies of such supplemented or amended Prospectus and, if so directed by Trico, the Participating Purchasers will deliver to Trico all copies, other than permanent file copies, then in the Participating Purchasers' possession of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event Trico shall give such notice, Trico shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 5.5(a) by the number of days during the period from and including the date of the giving of such notice to the date when Trico shall make available to the Participating Purchasers such supplemented or amended Prospectus.

  (f) Trico will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

  (g) Trico will furnish to the Participating Purchasers and to each underwriter a signed counterpart, addressed to the Participating Purchasers or such underwriter, of an opinion or opinions of counsel to Trico and a comfort letter or comfort letters from Trico's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Purchaser Representative or the managing underwriter reasonably requests.

  (h) Trico will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

  (i) Trico will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or market on which the Common Stock is then listed.

  (j) Trico may require the Participating Purchasers to furnish promptly in writing to Trico such information regarding such members, the plan of distribution of the Registrable Securities and other information as Trico may from time to time reasonably request or as may be legally required in connection with such registration.

  Section 5.6 Registration Expenses. In connection with any Demand Registration, any Piggyback Registration and any Shelf Registration, Trico shall pay the following expenses incurred in connection with such registration: (a) filing fees with the SEC; (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (c) printing expenses; (d) fees and expenses incurred in connection with the listing of the Registrable Securities; (e) fees and expenses of counsel and independent certified public accountants for Trico and
(f) the reasonable fees and expenses of any additional experts retained by Trico in connection with such registration. In connection with the preparation and filing of a Registration Statement pursuant to Section 5.1, Trico will also pay the reasonable fees and expenses of a single legal counsel chosen by the Purchaser Representative. The Participating Purchasers shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any other expenses of the Participating Purchasers.

  Section 5.7 Participation in Underwritten Registrations. No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

  Section 5.8 Holdback Agreements. The Purchasers agree not to, and that no other Participating Purchaser will, offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement other than the Registrable Securities to be sold pursuant to such registration statement.

  Section 5.9 Indemnification by Trico. Trico agrees to indemnify and hold harmless the Participating Purchasers, their general partner and their officers and directors, and each Person, if any, who controls such Participating Purchasers within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus relating to the Registrable Securities or any preliminary Prospectus or any amendment or supplement to such Registration Statement, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Trico will reimburse such Participating Purchasers, general partners, officers, directors, and each such controlling Person for any legal or any other expenses reasonably incurred by such Participating Purchasers, general partners, officers, directors, or controlling Persons in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Trico will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary Prospectus or Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to Trico through an instrument duly executed by or on behalf of such Participating Purchasers specifically for use in preparation thereof. Trico also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Participating Purchasers provided in this Section 5.9.

  Section 5.10 Indemnification by The Purchasers. The Purchasers agree to, and that the other Participating Purchasers will, indemnify and hold harmless Trico, its officers and directors, and each Person, if any, who controls Trico within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Trico to the Participating Purchasers, but only with reference to information relating to the Participating Purchasers furnished in writing by or on behalf of the Participating Purchasers expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary Prospectus. The Purchasers also agree to, and that the other Participating Purchasers will, indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of Trico provided in this Section 5.10.

  Section 5.11 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5.9 or
Section 5.10, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall have the right to assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

  Section 5.12 Rule 144. Trico covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Purchaser Representative may reasonably request to the extent required from time to time to enable the Purchaser Group to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Purchaser Representative, Trico will deliver to the Purchaser Group a written statement as to whether it has complied with such reporting requirements, a copy of the most recent annual or quarterly report of Trico, and such other reports and documents so filed by Trico as may be reasonably requested in availing the Purchaser Group of any rule or regulation of the SEC permitting the selling of any such Registrable Securities without registration.

  Section 5.13 Future Grants of Registration Rights. From and after the date of this Agreement, Trico shall not enter into any agreement with any holder or prospective holder of any Trico Securities that provides for the granting to such holder of registration rights unless such agreement is subject and subordinate to the rights of the Purchaser Group hereunder or unless Trico first obtains from the Purchaser Representative its consent to the terms thereof.

  Section 5.14 Transfer of Registration Rights. The registration rights of the Purchaser Group under this Agreement may be assigned and transferred to any transferee purchasing Registrable Securities, other than in a public offering pursuant to a Registration Statement, in an amount equal to at least 100,000 Registrable Securities; provided, however, that the Company is given written notice by the Purchaser Group at the time of such transfer stating the name and address of the transferee and identifying the Registrable Securities with respect to which the rights under this Agreement are being assigned. This Agreement shall also be binding upon and enforceable by the heirs, executors, or other personal representatives of the Purchasers and the successors and assigns of Trico.

                                   ARTICLE 6

                                 Miscellaneous

  Section 6.1 Termination. Except as provided in this Section 6.1, the respective covenants and agreements of the Purchasers and Trico contained in this Agreement will continue in full force and effect until the Termination Date; provided, however, that Trico shall have no further obligation to the Purchaser Group to file a Registration Statement or to effect a registration of Registrable Securities pursuant to Sections 5.1, 5.2 and 5.3 after the sale or other disposition in accordance with this Agreement by the Purchaser Group of such number of Trico Securities such that the Purchaser Group beneficially own, in the aggregate, Trico Securities representing less than 10% of the shares of Common Stock purchased thereby pursuant to the Purchase Agreement. Upon any termination of this Agreement pursuant to this Section 6.1 all of the obligations of Trico and the Purchasers hereunder shall terminate.

  Section 6.2 Recovery of Fees. Except as otherwise described herein, any party who shall obtain a final judgment in a court of competent jurisdiction for the payment of damages by another party for a breach of this Agreement shall be entitled to recover reasonable attorneys' fees and court costs incurred in connection with the obtaining of such judgment.

  Section 6.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing or by telex, telephone or facsimile transmission with subsequent written confirmation, and may be personally served or sent by United States mail and shall be deemed to have been given upon receipt by the party notified. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 6 shall be as set forth opposite each party's name on the signature page hereof.

  Section 6.4 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Trico and the Purchaser Representative or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising a right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude a further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any provision of this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other provision of this Agreement (or of any other agreement between the parties) as to which there is no breach.

  Section 6.5 Specific Performance. The parties recognize that in the event Trico or the Purchaser Group should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Purchaser Group or Trico, as the case may be, shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement, without any requirement for the posting of any bond. In the event of any action to enforce this Agreement specifically, Trico and the Purchaser Group hereby waive the defense that there is an adequate remedy at law.

  Section 6.6 Severability. If any provision of this Agreement or the applicability of any such provision to a person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances other than those for which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. To the extent permitted by applicable law each party hereto hereby waives any provision or provisions of law which would otherwise render any provision of this Agreement invalid, illegal or unenforceable in any respect.

  Section 6.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and when so executed shall constitute one Agreement, notwithstanding that all parties are not signatories to the same counterpart.

  Section 6.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

  Section 6.9 Successors and Assigns. Subject to Section 6, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

           [The remainder of this page is intentionally left blank.]

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

Address:                                  TRICO MARINE SERVICES, INC.
2401 Fountain View, Suite 920
Houston, Texas 77057                      By:
Attn: Chairman                              -----------------------------------
                                             Name: Victor M. Perez
                                             Title: Vice President and Chief
                                              Financial Officer

                                THE PURCHASERS:

Address:                       INVERNESS/PHOENIX PARTNERS LP
660 Steamboat Road
Greenwich, Connecticut 06830     By: Inverness/Phoenix Capital LLC,
Attn: W. McComb Dunwoody             its General Partner
      James C. Comis III
                                     By: Inverness Management Fund I LLC,
                                         its Managing Member

                                          By: Key-Comis Limited Partnership,
                                              its Managing Member

                                              By: J.C. Comis LLC,
                                                  its General Partner

                                              By: _____________________________
                                                 Name: James C. Comis, III
                                                 Title: Managing Member

Address:                       EXECUTIVE CAPITAL PARTNERS I LP
660 Steamboat Road
Greenwich, Connecticut 06830     By: Inverness/Phoenix Capital LLC,
Attn: W. McComb Dunwoody             its General Partner
      James C. Comis III
                                     By: Inverness Management Fund I LLC,
                                         its Managing Member

                                          By: Key-Comis Limited Partnership,
                                              its Managing Member

                                              By: J.C. Comis LLC,
                                                  its General Partner

                                              By: _____________________________
                                                 Name: James C. Comis, III
                                                 Title: Managing Member